Exhibit 99.1

Investor Relations Contact: Thomas Baker, 603.683.2505 Senior Vice President, CFO, and Treasurer tom@connection.com

CONNECTION (CNXN)

REPORTS THIRD QUARTER 2025 RESULTS

THIRD QUARTER SUMMARY:

●
Net sales: $709.1 million, down 2.2% y/y
●
Gross profit: $138.6 million, up 2.4% y/y
●
Gross margin: 19.6%, up 90 basis points y/y
●
Net income: $24.7 million, down 8.6% y/y
●
Diluted EPS: $0.97, compared to $1.02 y/y

Merrimack, NH—October 29, 2025—Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the third quarter ended September 30, 2025. The Company also announced that its Board of Directors declared a quarterly dividend of $0.15 per share of the Company’s common stock. Payment will be made on November 28, 2025, to shareholders of record on November 11, 2025.

"Our record gross profit reflects the strength of our strategy and the ability of our team to execute. By driving data center modernization, digital workplace transformation, and supply chain innovation, we continue to deliver profitable growth and enhance long-term shareholder value," said Timothy McGrath, President and Chief Executive Officer.

Third Quarter of 2025 Results:

Net sales for the quarter ended September 30, 2025 decreased by 2.2%, year over year. Gross profit increased by 2.4% to a record $138.6 million, compared to $135.4 million for the third quarter of 2024, and gross margin increased 90 basis points to 19.6%, compared to the prior year quarter. Net income decreased by 8.6% to $24.7 million, or $0.97 per diluted share, compared to net income of $27.1 million, or $1.02 per diluted share, for the third quarter of 2024. Adjusted Diluted Earnings per Share1 was $0.97 for the quarter ended September 30, 2025, compared to $0.97 per share for the quarter ended September 30, 2024.

Performance by Segment:

●	Net sales for the Business Solutions segment increased by 1.7% to $256.8 million in the third quarter of 2025, compared to $252.6 million in the prior year quarter. Gross profit increased by 7.8% to $68.0 million, compared to $63.1 million in the prior year quarter. Gross margin increased by 150 basis points to a record 26.5% for the third quarter of 2025.
●	Net sales for the Public Sector Solutions segment decreased by 24.3% to $132.5 million in the third quarter of 2025, compared to $175.1 million in the prior year quarter. Gross profit decreased by 12.4%

1 Adjusted Diluted Earnings per Share and Adjusted EBITDA are non-GAAP measures. See page 9 for definitions and reconciliations of these measures.

to $22.8 million, compared to $26.1 million in the prior year quarter. Gross margin increased by 230 basis points to a record 17.2% for the third quarter of 2025.
●	Net sales for the Enterprise Solutions segment increased by 7.7% to $319.8 million in the third quarter of 2025, compared to $297.0 million in the prior year quarter. Gross profit increased by 3.4% to $47.8 million, compared to $46.2 million in the third quarter of 2024. Gross margin decreased by 70 basis points to 14.9% for the third quarter of 2025.

Sales by Product Mix:

●	Notebook/mobility and desktop sales decreased by 5% year over year and accounted for 45% of net sales in the third quarter of 2025, compared to 47% of net sales in the third quarter of 2024.
●	Software sales increased by 11% year over year and accounted for 13% of net sales in the third quarter of 2025, compared to 12% of net sales in the third quarter of 2024.
●	Servers/storage sales increased by 17% year over year and accounted for 7% of net sales in the third quarter of 2025, compared to 6% of net sales in the third quarter of 2024.
●	Networking sales decreased by 17% year over year and accounted for 7% of net sales in the third quarter of 2025, compared to 8% of net sales in the third quarter of 2024.
●	Accessories sales increased by 3% year over year and accounted for 12% of net sales in the third quarter of 2025, compared to 11% of net sales in the third quarter of 2024.

Selling, general and administrative (“SG&A”) expenses increased in the third quarter of 2025 to $108.4 million from $105.4 million in the prior year quarter. SG&A as a percentage of net sales increased to 15.3%, compared to 14.5% in the prior year quarter.

Interest income in the third quarter of 2025 was $3.7 million, compared to $4.9 million in the third quarter of 2024.

Cash and cash equivalents and short-term investments were $399.2 million as of September 30, 2025, compared to $442.6 million as of December 31, 2024. During the third quarter of 2025, the Company repurchased 83,693 shares of stock at an aggregate purchase price of $5.1 million.

Nine Months of 2025 Results:

Net sales for the nine months ended September 30, 2025 increased by 3.7%, compared to the nine months ended September 30, 2024. Gross profit increased 3.5% while gross margin remained flat at 18.6% year over year. Net income for the nine months ended September 30, 2025 decreased by 5.1% to $63.0 million, or $2.45 per diluted share, compared to net income of $66.4 million, or $2.50 per diluted share, for the nine months ended September 30, 2024. Adjusted Diluted Earnings per Share1 increased to $2.53 per share for the nine months ended September 30, 2025, compared to $2.47 per share for the nine months ended September 30, 2024.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense, restructuring and other charges and non-routine legal settlements (“Adjusted EBITDA”)1 decreased 1% to $122.7 million for the twelve months ended September 30, 2025, compared to $123.6 million for the twelve months ended September 30, 2024.

1 Adjusted Diluted Earnings per Share and Adjusted EBITDA are non-GAAP measures. See page 9 for definitions and reconciliations of these measures.

Conference Call and Webcast

Connection will host a conference call and live web cast today, October 29, 2025 at 4:30 p.m. EDT to discuss its third quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Definitions for each Non-GAAP measure and a reconciliation to their most directly comparable GAAP measures are available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 5,000 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and include statements concerning, among other things, our future financial results, business plans (including statements regarding new products and services we may offer and future expenditures, costs and investments), liabilities, impairment charges, competition and the expected impact of current macroeconomic conditions on our businesses and results of operations. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. These statements reflect our current views and are based on assumptions as of the date of this report. Such assumptions are based upon internal estimates and other analysis of current market conditions and trends, management’s expectations, plans and strategies, economic conditions and other factors. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such differences may result from actions taken by us, including expense reduction or strategic initiatives (including reductions in force, capital investments and new or expanded product offerings or services), the execution of our business plans (including our inventory management, cost structure and management and other personnel decisions) or other business decisions, as well as from developments beyond our control, including;

●	macroeconomic factors facing the global economy, including disruptions in or increased volatility of the capital markets, changes in trade policy, which may include the imposition of tariffs or other trade barriers, economic sanctions and economic slowdowns or recessions, government shutdowns, changes in tax policy, rising inflation and changing interest rates modifying our potential for investment income and the timing or reducing the level of investment our customers are willing to make in IT products;
●	substantial competition reducing our market share;
●	significant price competition reducing our profit margins;
●	the loss of any of our major vendors adversely affecting the number or type of products we may offer;
●	virtualization of information technology resources and applications, including networks, servers, applications, and data storage disrupting or altering our traditional distribution models;
●	service interruptions at third party shippers negatively impacting our ability to deliver the products we offer to our customers;
●	increases in shipping and postage costs reducing our margins and adversely affecting our results of operations;
●	loss of key persons or the inability to attract, train and retain qualified personnel adversely affecting our ability to operate our business; and
●	cyberattacks or the failure to safeguard personal information and our IT systems resulting in liability and harm to our reputation.

Additional factors include those described in our Annual Report on Form 10-K for the year ended December 31, 2024, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” in our subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the other subsequent filings we make with the Securities and Exchange Commission from time to time.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements included in this release. We assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION

	At or for the Three Months Ended September 30,
	2025	2024	% Change
Operating Data:
Net sales (in thousands)	$709,068	$724,717	(2)%
Diluted earnings per share	$0.97	$1.02	(5)%

Gross margin	19.6%	18.7%
Operating margin	4.3%	4.1%

Inventory turns (1)	18	19
Days sales outstanding (2)	74	67

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	34%	36%
Software	13	12
Accessories	12	11
Desktops	11	11
Displays and Sound	9	10
Servers/Storage	7	6
Net/Com Products	7	8
Other Hardware/Services	7	6
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding (in thousands)	25,326	26,289
Closing price	$61.99	$75.43
Market capitalization (in thousands)	$1,569,959	$1,982,979
Trailing price/earnings ratio	19.2	22.2
LTM Net Income (in thousands)	$83,731	$90,152
LTM Adjusted EBITDA (3) (in thousands)	$122,730	$123,591

(1)	Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2)	Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3)	LTM Adjusted EBITDA is a non-GAAP measure defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation, severance expenses and non-routine legal settlements for the last twelve months. See page 8 for a reconciliation.

REVENUE AND MARGIN INFORMATION

	For the Three Months Ended September 30,
	2025		2024
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin
Enterprise Solutions	$319,744	14.9%	$296,970	15.6%
Business Solutions	256,841	26.5	252,631	25.0
Public Sector Solutions	132,483	17.2	175,116	14.9
Total	$709,068	19.6%	$724,717	18.7%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2025	2024	2025	2024
Net sales	$709,068	$724,717	$2,169,807	$2,093,221
Cost of sales	570,423	589,311	1,766,085	1,703,201
Gross profit	138,645	135,406	403,722	390,020
Selling, general and administrative expenses	108,379	105,365	325,107	315,181
Severance expenses	—	—	2,930	415
Income from operations	30,266	30,041	75,685	74,424
Interest income, net	3,689	4,837	10,805	14,053
Other income	—	1,700	76	1,700
Income tax provision	(9,215)	(9,519)	(23,556)	(23,803)
Net income	$24,740	$27,059	$63,010	$66,374

Earnings per common share:
Basic	$0.98	$1.03	$2.46	$2.52
Diluted	$0.97	$1.02	$2.45	$2.50

Shares used in the computation of earnings per common share:
Basic	25,354	26,292	25,609	26,334
Diluted	25,489	26,501	25,734	26,518

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(amounts in thousands)	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$187,845	$178,318
Short-term investments	211,354	264,295
Accounts receivable, net	616,704	611,433
Inventories, net	135,018	95,054
Prepaid expenses and other current assets	23,161	17,750
Total current assets	1,174,082	1,166,850
Property and equipment, net	48,064	52,520
Right-of-use assets, net	1,781	3,077
Goodwill	73,602	73,602
Intangibles, net	1,294	2,209
Other assets	6,697	1,096
Total Assets	$1,305,520	$1,299,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$312,813	$300,242
Accrued payroll	30,483	23,330
Accrued expenses and other liabilities	40,792	47,633
Total current liabilities	384,088	371,205
Deferred income taxes	18,253	15,091
Non-current operating lease liabilities	437	1,552
Other liabilities	—	516
Total Liabilities	402,778	388,364
Stockholders’ Equity:
Common stock	295	294
Additional paid-in capital	143,413	137,036
Retained earnings	888,957	837,466
Accumulated other comprehensive income	85	174
Treasury stock, at cost	(130,008)	(63,980)
Total Stockholders’ Equity	902,742	910,990
Total Liabilities and Stockholders’ Equity	$1,305,520	$1,299,354

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2025	2024	2025	2024
Cash Flows provided by Operating Activities:
Net income	$24,740	$27,059	$63,010	$66,374
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,888	3,279	8,853	9,818
Adjustments to credit losses reserve	175	420	1,233	830
Stock-based compensation expense	2,433	1,999	7,102	6,196
Deferred income taxes	3,185	811	3,185	2,434
Amortization of discount on short-term investments, net	60	1,191	(1,612)	(4,402)
Gain on sale of short-term investments	—	—	(76)	—
Loss on disposal of fixed assets	10	13	30	49
Changes in assets and liabilities:
Accounts receivable	20,158	13,330	(6,504)	20,928
Inventories	(1,531)	22,922	(39,964)	10,488
Prepaid expenses and other current assets	(712)	2,418	(4,854)	(3,405)
Other non-current assets	(2,174)	78	(3,803)	526
Accounts payable	8,537	(24,031)	11,905	29,141
Accrued expenses and other liabilities	6,380	3,455	(485)	9,643
Net cash provided by operating activities	64,149	52,944	38,020	148,620
Cash Flows (used in) provided by Investing Activities:
Purchases of short-term investments	(103,216)	(51,797)	(155,574)	(255,075)
Proceeds from sale of short-term investments	—	—	108,763	—
Maturities of short-term investments	51,328	47,327	101,328	150,607
Purchases of property and equipment	(1,870)	(1,788)	(5,201)	(5,215)
Net cash (used in) provided by investing activities	(53,758)	(6,258)	49,316	(109,683)
Cash Flows used in Financing Activities:
Proceeds from short-term borrowings	—	14,644	732	25,204
Repayment of short-term borrowings	—	(14,644)	(732)	(25,204)
Purchase of common stock for treasury shares	(5,066)	(4,119)	(65,530)	(7,732)
Payments for excise tax on treasury purchases	—	—	(36)	—
Dividend payments	(3,799)	(2,629)	(11,519)	(7,900)
Issuance of stock under Employee Stock Purchase Plan	—	—	619	537
Payment of payroll taxes on stock-based compensation through shares withheld	(425)	(640)	(1,343)	(1,285)
Net cash used in financing activities	(9,290)	(7,388)	(77,809)	(16,380)
Increase in cash and cash equivalents	1,101	39,298	9,527	22,557
Cash and cash equivalents, beginning of period	186,744	128,213	178,318	144,954
Cash and cash equivalents, end of period	$187,845	$167,511	$187,845	$167,511

Non-cash Investing and Financing Activities:
Accrued purchases of property and equipment	$866	$425	$866	$425
Accrued purchase of treasury shares	$123	$—	$123	$—
Accrued excise tax on treasury purchases	$615	$45	$615	$45
Supplemental Cash Flow Information:
Income taxes paid	$6,666	$6,587	$24,837	$24,533
Interest paid	$—	$3	$—	$5

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to Net Income is detailed below. Adjusted EBITDA is defined as EBITDA (defined as earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation, severance expenses and non-routine legal settlements. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreement. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30,			LTM Ended September 30, (1)
(amounts in thousands)	2025	2024	% Change	2025	2024	% Change
Net income	$24,740	$27,059	(9)%	$83,731	$90,152	(7)%
Depreciation and amortization	2,888	3,279	(12)	12,019	13,016	(8)
Income tax expense	9,215	9,519	(3)	30,145	32,081	(6)
Interest income	(3,737)	(4,888)	(24)	(15,638)	(18,230)	(14)
Interest expense	48	51	(6)	162	64	153
EBITDA	33,154	35,020	(5)	110,419	117,083	(6)
Severance expenses and other charges (2)	—	—	—	2,930	415	606
Legal settlement (3)	—	(1,700)	(100)	—	(1,700)	(100)
Stock-based compensation	2,433	1,999	22	9,381	7,793	20
Adjusted EBITDA	$35,587	$35,319	1%	$122,730	$123,591	(1)%

(1)	LTM: Last twelve months
(2)	Severance expenses in 2025 and 2024 consisted of severance and other charges related to internal restructuring activities.
(3)	The Company recorded $1.7 million of other income as a result of a legal settlement received.

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation of Adjusted Net Income to Net Income is detailed below. Adjusted Net Income is defined as Net Income plus severance expenses, net of tax plus or minus loss or income from non-routine legal settlements. A reconciliation of Adjusted Diluted Earnings per Share to Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined as diluted earnings per share adjusted for severance expenses, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in EBITDA and Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that Adjusted Net Income and Adjusted Diluted Earnings per Share provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30,			Nine Months Ended September 30,
(amounts in thousands, except per share data)	2025	2024	% Change	2025	2024	% Change
Net income	$24,740	$27,059	(9)%	$63,010	$66,374	(5)%
Severance expenses (1)	—	—	—	2,930	415	606
Legal settlement (2)	—	(1,700)	(100)	—	(1,700)	(100)
Tax benefit	—	442	(100)	(797)	339	(335)
Adjusted Net Income	24,740	25,801	(4)	65,143	65,428	(0)
Diluted shares	25,489	26,501		25,734	26,518
Diluted Earnings per Share	$0.97	$1.02	(5)%	$2.45	$2.50	(2)%
Adjusted Diluted Earnings per Share	$0.97	$0.97	(0)%	$2.53	$2.47	2%

(1)	Severance expenses in 2025 and 2024 consisted of severance and other charges related to internal restructuring activities.